Exhibit 99.1

GlyEco Announces Preliminary 2013 Financial Results
Revenues Increased 337% to $5.5 Million; Stockholders' Equity Increased 227% to $11.2 Million
   GlyEco, Inc.

March 31, 2014 8:00 AM

PHOENIX, March 31, 2014 (GLOBE NEWSWIRE) -- Sustainable glycol technologies leader GlyEco, Inc. (GLYE) ("GlyEco" or the "Company") announces its preliminary financial results for the year ended December 31, 2013.

Fiscal 2013 Financial Highlights:

Revenue increased 337% to $5.5 million, up from $1.3 million in 2012
Gross profit increased 41% to $345,000, up from $245,000 in 2012
Total assets increased 176% to $15.6 million, up from $5.6 million in 2012
Net equipment assets increased 705% to $5.5 million, up from $685,000 in 2012
Stockholders' equity increased 227% to $11.2 million, up from $3.4 million at year end 2012

"We are extremely pleased with the progress we made in 2013," stated John Lorenz, CEO of GlyEco. "We've established and extended our service footprint in key markets across the U.S., completed extensive upgrades that have increased production capacity at numerous facilities, and set the stage for the continued roll out of our proprietary technology for recycling waste glycol into refinery-grade product."

Lorenz continued, "While we moved into production of commercial quantities of our Type 1 recycled glycol in 2013, we're still in the very early stages of this substantial opportunity. We believe our best days are ahead of us and look forward to sharing further details of our ongoing successes in the weeks and months ahead."

Consolidated revenues increased 337% to approximately $5.5 million in 2013, up from revenues of approximately $1.3 million in 2012, while gross profit increased 41% to $345,000, up from $245,000 in 2012.

The Company's net loss for fiscal 2013 was approximately $3.5 million, compared to a net loss of $1.9 million during the prior year. The net loss was attributed to increased operating expenses during 2013, which were primarily driven by infrastructure related to acquisition integrations and by equipment, technology and systems upgrades at GlyEco's six processing centers. Fully-diluted loss per share was approximately $0.08, compared to a loss per share of $0.07 in 2012.

Net equipment assets increased 705% to $5.5 million (after depreciation) for the year ended December 31, 2013, compared to net equipment assets of approximately $685,000 for the year ended December 31, 2012. The Company's total assets increased 176% to approximately $15.6 million for the year ended December 31, 2013, compared to total assets of $5.6 million for the year ended December 31, 2012.

Total stockholders' equity increased to 227% to $11.2 million for the year ended December 31, 2013, compared to $3.4 million for the year ended December 31, 2012.

GlyEco will file with the U.S. Securities and Exchange Commission, Form 12b-25, Notification of Late Filing, for its Form 10-K for the year ended December 31, 2013. The Form 12b-25 will allow the Company an additional 15 calendar days to file its Form 10-K which is otherwise due on March 31, 2014.

The postponement in filing will allow the Company's PCAOB-registered auditor, Semple, Marchal & Cooper, LLP, the necessary time to complete its audit of GlyEco's Maryland processing center, which was acquired on September 30, 2013. GlyEco began operating the Maryland facility, which services approximately 1,500 customers in the Washington D.C. area, in October and completed initial plant upgrades during the fourth quarter that increased the facility's operating capacity by 26,000 gallons.

GlyEco fully expects to file its Form 10-K within the additional time allowed by the Form 12b-25 filing. Additional information regarding the Company's audited fiscal 2013 financial results and earnings conference call date and time will be provided in a forthcoming news release.

About GlyEco

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology(TM) has the unique ability to clean the polluted glycols from all five waste-producing industries: HVAC, Textiles, Automotive, Airline and Medical. This technology recycles waste glycol to meet ASTM Type 1 specifications -- the same level of purity expected of refinery-grade glycols.

This patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner. Our clients can treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for the environment, especially aquatic life - the GlyEco Technology(TM) solution gives our customers a way to reduce waste while caring for the environment, while reducing their costs.

About Glycol Recycling

Recycling waste glycols presents an inventive solution to supply shortages and increasing costs for refinery-produced material. Global consumption for refinery-produced ethylene glycol is over 5.5 billion gallons per year and climbing. GlyEco Technology(TM) is uniquely able to process all five sources of waste glycols, opening new avenues of supply. With proper handling, glycols can be recycled and reused indefinitely, creating the opportunity to utilize this valuable material as a predominately sustainable resource.

Special Note Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Contact:

Jon Cunningham
RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 107
Email: jon@redchip.com